Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Graybug Vision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	2,340,000(2)	$0.9750(3)	$2,281,500	$0.0000927	$211.50

Total Offering Amounts					$2,281,500	$N/A	$211.50

Total Fee Offset							—

Net Fee Due							$211.50

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents additional shares to be registered and available for grant under the Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”) resulting from an increase in the number of authorized shares available for issuance under the 2020 Plan.

(3)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $0.9750 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on August 18, 2022.